Exhibit 24

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Angela K. Selden, Edward H. Codispoti, and Thomas A. Beckett, and each of them singly, as the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, to sign for the undersigned, in the undersigned’s name and in the capacity or capacities indicated below, American Public Education, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and any amendments thereto.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original with respect to the person executing it.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date set forth below.

Name	Date	Title

/s/ Angela K. Selden	March 12, 2026	President, Chief Executive Officer and Director
Angela K. Selden		(Principal Executive Officer)

/s/ Edward H. Codispoti	March 12, 2026	Executive Vice President and
Edward H. Codispoti		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Daniel S. Pianko	March 12, 2026	Board Chair
Daniel S. Pianko

/s/ Granetta B. Blevins	March 12, 2026	Director
Granetta B. Blevins

/s/ Michael D. Braner	March 12, 2026	Director
Michael D. Braner

/s/ Anna M. Fabrega	March 12, 2026	Director
Anna M. Fabrega

/s/ Richard Statuto	March 12, 2026	Director
Richard Statuto